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                                  EXHIBIT 22.1
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                           SUBSIDIARIES OF REGISTRANT



The only subsidiary of the Registrant is Burlingame Bank & Trust Co., a banking corporation organized under the laws of the State of California. The subsidiary is wholly owned.